February 26, 2018
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Western Asset Short-Term Bond Fund, Western Asset Corporate Bond Fund, Western Asset Global High Yield Bond Fund, and Western Asset Mortgage Backed Securities Fund (the "Funds"), each a series of Legg Mason Partners Income Trust, (File No. 811-04254) and, under the date of February 17, 2017 for Western Asset Short-Term Bond Fund and Western Asset Corporate Bond Fund and February 21, 2017 for Western Asset Global High Yield Bond Fund and Western Asset Mortgage Backed Securities Fund, we reported on the financial statements of the Funds as of and for the year ended December 31, 2016. On August 14, 2017 we resigned at the request of the Funds. We have read the Funds' statements included under Item 77K of their Form N-SAR dated February 22, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
/s/ KPMG LLP